Exhibit 10(n)

THE DOCUMENT COMPANY

XEROX

Paul A. Allaire
Chairman and Chief Executive Officer
Xerox Corporation
800 Long Ridge Road
Stamford, CT  06904
(203) 968-4515

June 4, 1997

Mr. G. Richard Thoman
28 Fox Run Lane
Greenwich, CT  06831

Dear Rick,

On behalf of Xerox Corporation, I am pleased to provide you with this revised offer for the position of President and Chief Operating Officer reporting to me at our Corporate Headquarters in Stamford, Connecticut. As we discussed, initially you will have primary oversight responsibility for Xerox' business operations and I would oversee the staff positions.

Corporate Officer
Upon your acceptance of this offer of employment, I will recommend to the Board of Directors that you be elected to this position and that you become a member of our board. Eligibility for the executive compensation, benefits and perquisites described below are contingent upon approval by the Executive Compensation and Benefits Committee of the Board of Directors (Committee) and your election by the Board.

Base Salary
The initial base salary for this position is at the annualized rate of $700,000. Salary payments are made monthly at the end of each calendar month. Compensation, including base salary level, is reviewed annually and increases are dependent on your personal as well as the Company's performance.

Fuji Xerox Co., Ltd.
I will recommend that you be elected to the Board of Directors of Fuji Xerox Co., Ltd.. This position provides an estimated annual retainer of $50,000 and eligibility for participation in the Fuji
Xerox directors' pension plan.

Awards Upon Commencement of Employment
Upon commencement of employment, and subject to approval by the Committee, you will be awarded:
(1) 650,000 Non Qualified Stock Options under the terms of the 1991 Long-Term Incentive Plan (LTIP). This award will vest in equal installments over the next five years beginning on January 1, 1998 and will have an exercise price which is based upon the Fair Market Value (as defined in LTIP) on the effective date of the award.

(2) 100,000 Incentive Stock Rights (ISRs) which will also vest over this same 5 year period.

The other terms and provisions of these awards will be governed by the terms of LTIP and the customary form of agreement with participants currently in use under LTIP.

Executive Performance Incentive Plan (EPIP)
You are eligible to participate in the Company's annual incentive plan - the Executive Performance Incentive Plan. Your target bonus is 80% of base salary and payments can range from 0% to 320% of base salary (maximum 400% of the target award). We will meet and agree upon your personal 1997 bonus objectives and discuss details of the plan shortly after you join the Company. We will guarantee that for 1997 that you will be paid at least the target 80% bonus or $560,000.

In addition, I will recommend to the Committee that for each of the next three years, beginning with the performance year 1998, that you be awarded additional bonuses under EPIP in the amount of $3,750,000 annually. Since these bonuses are based on forfeiture of vested stock options at your current employer, should your current employer not cancel your already vested stock options, as you have indicated is their privilege, then Xerox will reduce the above amounts to $2,000,000 for 1998 and 1999 and $1,500,000 for the year 2000. These payments will not be included for purposes of determining benefits under any of the special provisions of this offer or under any of the Company's pension, profit sharing or similar retirement plans.

While annual bonuses are normally payable during February of the year following the bonus performance year, you have agreed that you will elect to defer all of these three incremental bonuses in the amounts stated above. We have agreed that you may elect to defer these amounts into deferred compensation accounts under the Company's Deferred Compensation Plan For Executives. Therefore, in advance of each bonusable year, you will be allowed to elect in writing to hypothetically invest your account balances in any of the investment choices offered under the Company's Profit Sharing and Savings Plan and to elect payment options which meet your investment needs and preferences.

Leveraged Executive Equity Plan (LEEP)
You will be recommended for participation in the Leveraged Executive Equity Plan under LTIP (LEEP) for 1997 which is subject to approval by the Committee. The current 3-year cycle of LEEP commenced in 1995 and your participation will be structured in order for you to participate for this, the last year of the Plan. LEEP is comprised of three elements, each briefly described below:

Investment Shares
Under the terms of LEEP, participation in the 1997 segment of the 1995 award cycle, requires you to own shares of Xerox common stock in an amount equivalent to 100% of your annual base salary rate (the Investment Shares). You will have until the end of the insider trading window following the reporting of first quarter 1998 financial results to acquire the requisite number of shares. We have agreed that the vesting of restricted shares and related dividends and non-qualified stock options (described below) for this initial 1997 LEEP award are not contingent on meeting the Investment Share requirement until after the above date in 1998. The total number of shares required will be determined using the fair market value of our stock (as defined in LTIP) on the effective date of this LEEP award.

For the purposes of your personal financial planning, you need to be aware that in order to participate in the 1998 LEEP three-year cycle, you will be required to maintain your Investment Share requirement, but at an increased amount of 300% of your then base salary.

Restricted Shares & Dividends
For each Investment Share, you will be awarded two (2) restricted shares of Xerox common stock. The restricted stock is earned through the achievement of a 1997 Corporate Earnings Per Share goal which was previously established by the Committee. If earned, the restricted shares will be released and you will receive the stock along with the accrued dividends associated with the shares, both net of any required withholding taxes, on or after March 1, 1998.

Non-Qualified Stock Options
For each share invested, you will be awarded five (5) stock options at the Fair Market Value on the effective date of the award. These options which result from the 1997 award will become exercisable on January 1, 1998. The option to purchase the shares will expire on December 31, 2004.

Each of the foregoing incentive stock awards provide for immediate vesting in the event of a change in control of the Company, as defined. Details concerning these provisions will be made available to you in the Award Summary and form of LEEP
Agreement as grants are made to you.

The foregoing is merely a brief summary. Your award will be subject to the terms and conditions of the LEEP Agreement to be executed following award by the Committee.

In order to gain an appreciation of the potential value of this compensation package, I have previously provided you with a summary of actual (1995 and 1996 performance years) and anticipated (1997) returns for an individual in your pay range. Of course, these results are contingent upon a continuance of meeting Corporate and individual performance objectives and do not constitute a guarantee of future compensation.

Executive Retirement Benefits
You will be recommended for participation in the Mid Career Executive Hire program effective with your commencement of employment. This program provides for special retirement income and retiree medical insurance benefits which are designed to address your joining Xerox as an experienced executive. Under the Supplemental Executive Retirement Plan (SERP), following five
(5) continuous years of employment and upon retirement from the Company at age 60 or beyond, a calculation will be made to determine the percent of your five highest years of eligible compensation (5HAP) that will be paid to you in monthly SERP benefits based on 2.5% of 5HAP per completed years of service
with the Company.   The maximum SERP calculable under this plan
is 50% of eligible compensation. Eligible compensation includes base salary and annual incentive bonus payments. This benefit is reduced by benefits payable from other Xerox retirement plans, including the Xerox Retirement Income Guarantee Plan, the Unfunded Retirement Income Guarantee Plan and a portion of estimated social security benefits.

We will recommend to the Committee that a special Mid Career SERP program will be provided to you. Specifically:

You be credited with a "previous employment factor", not ordinarily part of SERP, so that you will have a vested benefit beginning at age 55
That the years of service used for the calculation of Mid Career SERP result in a crediting factor of 37.5% at age 55 and progress to 50.0% at age 60 in increments of 2.5% per year. Should you not have completed five years of employment with Xerox, the compensation used for your 5HAP calculation will be your actual earned eligible compensation divided by your actual completed years of Xerox employment at the time the calculation is made.
That a minimum annual benefit of $600,000 be provided by Xerox at age 55.
At retirement, you may elect a reduced SERP annuity to provide your surviving spouse with 100% of your SERP benefit. Based on your age and that of your spouse at retirement, we currently estimate that the 100% Joint and Survivor (J&S) annuity payments will be no more than 10% lower than the normal 50% J&S SERP benefit.
Should you die while an active employee of Xerox, but before you begin retirement, your surviving spouse will also receive this 100% joint and survivor SERP benefit irrespective of your age at the time of your death.
Participation in a special post retirement medical program will also be provided when you retire or this benefit can be triggered under the termination provisions of this offer as outlined in the second paragraph under Termination below.

Except as modified by the foregoing, your benefits under the Mid
Career SERP and special retiree medical program will be determined by the other provisions of such plan and program.
Details of both will be made available to you in a brochure some time after you would commence employment.

Executive Benefits and Perquisites
Life Insurance: You will be eligible to join our Contributory Life Insurance Plan. In accordance with plan provisions, your participation level provides a death benefit of $3,000,000. This coverage would be effective July 1, 1997. Should you begin employment with Xerox before then, you will be provided with an equivalent amount of Term Life Insurance to serve as a bridge until July 1, 1997. Please refer to the terms of the life insurance plan for full details of its provisions.

Perquisites: Upon joining us, you will be eligible for an annual Executive Expense Allowance of $26,000 subject to Committee approval. Additionally, the Company provides you with allowances for income tax preparation and financial counseling services. Upon request and availability, limousine service and corporate aircraft will be provided for Company travel in accordance with the applicable policies. The details of these programs will be provided to you shortly after your start date.


Indirect Pay Elements
In addition to the components of total pay described above, Xerox offers a number of indirect pay elements that are outlined in the You and Xerox documents previously provided to you. Please read this information carefully. If you have any questions, I can direct you to our Director of Corporate Compensation who can address your issues or concerns. I would like to highlight several indirect pay components that may be of particular interest to you:

Vacation - You are eligible for four (4) weeks annual vacation commencing with 2 weeks for the balance of 1997.
Profit Sharing - After one year's employment, you become eligible to participate in this program. At target levels of performance, the plan provides a payment of up to 10% of annual earnings (base and bonus).

The details of these and other plans are both summarized and described more fully in the attachments to our earlier offer.

Termination
If you are not elected Chief Executive Officer of the Company within thirty-six (36) months of the commencement of your employment or should another individual be elected to this post within this same period, then you may voluntarily elect to resign from your employment with Xerox in which event:

1) The Incentive Stock Rights, stock options and three incremental bonus payments that were awarded as part of Awards
Upon Commencement of Employment with the Company,

2) the greater of the minimum annual retirement benefit of $600,000 or the calculated special Mid Career SERP benefit described above,

3) the Executive Performance Incentive Plan awards and

4) the earned portions of any LEEP awards,

all to the extent not already vested or paid, will become immediately vested and payable to you.

Further, should a change of control, as defined in SERP, occur within your first 36 months of employment, the vesting and payment provisions described above in paragraphs (1) through (4) will be triggered.

Finally, (1) should Xerox ask you to leave for any reason other than cause, or (2) if you are demoted from the position of President and Chief Operating Officer and you elect to resign your employment, the payments, retirement benefits described above in paragraphs (1) through (4) will also apply and your retiree medical and dental insurance coverages will be triggered.

Other Employment Conditions
Proprietary Information and Conflict of Interest Agreement and Other Requirements: This offer is contingent upon verification of certain information specified in the enclosed Addendum to Offer Letter. As included in the addendum, you will be expected to sign a standard Proprietary Information and Conflict of Interest Agreement form. Previously you received a copy of the form for your execution. You will also be expected to give your consent to and successfully complete a pre-employment drug test as required by Company policy.

We also require that you submit to a pre-employment physical examination arranged by the Company or provide us with a current medical report from a credible and recognized medical organization as a condition of employment with Xerox.

Rick, I look forward to your acceptance of this offer and of your joining Xerox. The President and Chief Operation Officer is, without question, a position critical to the future success of Xerox and one that I feel you will find both challenging and rewarding. I have every confidence that you will excel not only in this position, but can look forward to a rewarding career with Xerox.

Please indicate your acceptance of this offer by signing below and returning the original of this letter to my attention.

Sincerely,

/s/ Paul A. Allaire
  Paul A. Allaire


  Accepted:  /s/ G. Richard Thoman
 G. Richard Thoman

 Date:  June 4,1997
 Attachments:
 PAA/ms
 Copies: W. F. Buehler,
	 L. G.Robinson